AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT

This Amendment TO CUSTODIAN AND TRANSFER AGENT AGREEMENT (this “Amendment”) is dated as of April 30, 2026 by and between EXCHANGE PLACE ADVISORS TRUST (the Fund, including its separate series listed on Annex A thereto, the Portfolios) and BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or when referring to BBH&Co. in its capacity as custodian, the “Custodian”, and when referring to BBH&Co. in its capacity as transfer agent, “TA”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Fund and BBH&Co. entered into a Custodian and Transfer Agent Agreement dated as of December 17, 2024 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”).

Whereas, the Fund and BBH&Co. desire to make certain modifications to the terms of the Agreement as further detailed herein;

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.	Amendments to the Agreement:

The Annex A to the Agreement is hereby deleted in its entirety and replaced with the Annex A attached hereto;

B.       Miscellaneous

1.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms.

2.	This Amendment shall be governed and construed in accordance the governing law and jurisdiction provisions of the Agreement.

3.	This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

BROWN BROTHERS HARRIMAN & CO. By:_/s/ Daniel Montoya________ Name: Daniel Montoya Title: Managing Director	EXCHANGE PLACE ADVISORS TRUST By:_/s/ Ian Martin______________ Name: Ian Martin Title: President

ANNEX A

TO

CUSTODIAN AND TRANSFER AGENT AGREEMENT

Updated as of April 30, 2026

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